Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to United Therapeutics 2011 Corporation Share Tracking Awards Plan of United Therapeutics Corporation of our reports dated February 26, 2013, with respect to the consolidated financial statements and schedule of United Therapeutics Corporation and the effectiveness of internal control over financial reporting of United Therapeutics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
April 30, 2013